Exhibit (a)(10)

                            MILDRED B. HOREJSI TRUST
                        c/o BADLANDS TRUST COMPANY, LLC
                       3301 C STREET, ANCHORAGE, AK 99501

                                January 22, 2007

By Federal Express Overnight:
Trustees
Putnam California Investment Grade Municipal Trust
One Post Office Square
Boston, MA 02109

Re: Stockholder Request Pursuant to Rule 14d-5(a) under the Securities Exchange Act of 1934, as amended

Ladies and Gentleman:

     Badlands Trust Company, LLC, an Alaska limited liability company ("Badlands"), is the trustee-administrator of the Mildred B. Horejsi Trust, an Alaska-domiciled trust governed under the laws of the State of Alaska (the "Trust"). The Trust is the holder of record of 9,100 shares of common stock, par value $0.001 per share (the "Common Stock"), of Putnam California Investment Grade Municipal Trust, a business trust formed under the laws of the Commonwealth of Massachusetts (the "Fund"). The Trust intends to commence a tender offer on January 22, 2007 (the "Offer") to purchase up to 100 percent of the outstanding shares of the common stock, par value $0.001 per share (the "Shares") of the Fund. Pursuant to Rule 14d-5(a) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Trust hereby requests that the Fund provide the use of the Fund's stockholder list and security position listings for the purpose of disseminating the Offer to holders of the shares. For the purposes of communicating the Fund's election under Rule 14d-5(a)(4) to comply with either paragraph (b) or paragraph (c) of Rule 14d-5, please contact the following:

                             Stephen C. Miller, Esq.
                            Joel L. Terwilliger, Esq.
                           2344 Spruce Street, Suite A
                                Boulder, CO 80302
                                 (303) 442-2156

The Fund is required by Rule 14d-5(a)(4) to contact the above referenced party orally (with confirmation in writing) to declare the Fund's election by no later than the second business day after the date of this letter, and indicate in such communication the approximate number of holders of Shares and, if the Fund elects to comply with paragraph (b) of Rule 14d-5, appropriate information concerning the location for delivery of the Trust's Offer materials and the approximate direct costs incidental to the mailing to shareholders of the Trust's Offer materials computed in accordance with paragraph (g)(2) of Rule 14d-5.
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If you elect to provide the Trust with a list pursuant to Rule 14d-5(c)(1),  the
Fund is required to furnish the Trust with the information required thereby by no later than the third business day after the date of this letter, care of Mr. Miller or Mr. Terwilliger at the address listed above, including but not limited to the following:

          (a) A list of the names and addresses of record holders of the shares as of the most recent practicable date (not more than 10 days before the date of this letter);

          (b) A list of the names and addresses of participants identified on the most recent security position listing of any clearing agency that is within the access of the Fund; and

          (c) The most recent list of names, addresses and security positions of beneficial owners, as specified in Rule 14a-13(b), in the Fund's possession, or which subsequently comes into its possession;

This information should be on magnetic tape of type that the Fund normally provides to its proxy solicitor, accompanied by a printout of the tape and any instructions as are necessary to make use of this information.

     The Trust is aware of and will comply with Rule 14d-5(f). The Trust hereby elects pursuant to Rule 14d-5(f)(1) to require the Fund to disseminate amendments disclosing material changes to the Offer materials.

     Pursuant to Rule 14d-3(a)(2)(i), attached hereto is a copy of the Trust's Schedule TO regarding the Offer, including all exhibits thereto, filed with the Commission on the date of this letter.

                                       Very truly yours,

                                       MILDRED B. HOREJSI TRUST
                                       By Badlands Trust Company, LLC Trustee


                                       By:  ___________________
                                            Stephen C. Miller
                                            Its President

Enclosures